Exhibit 23.3         Consent of Raman Mistry – Professional Geologist

RAMAN MISTRY

42 Darjiwala Apartments
Baroda, India

To:           United States Securities and Exchange Commission

I, Raman Mistry, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Bhavnagar Property” dated November 22, 2007 (the “Technical Report”), and to the written disclosure of the Technical Report and the extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2/S-1 registration statement, or an Annual Information Form of Sweetwater Resources Inc.

I hereby consent to the inclusion of my name as an expert in Sweetwater Resources Inc. Form SB-2/S-1 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2/S-1, other offering documents, or an Annual Information Form of Sweetwater Resources Inc.

Dated:     November 22, 2007

RAMAN MISTRY                                                                                     [Seal of Stamp of Qualified Person]